June 19, 2018	SEIANATEL- 2839108- Appellate decision	Exhibit 1

Electronic Service Bulletin on June 14, 2018 Federal Official Journal (Diário Oficial da União - DOU) from June 14, 2018, Section 1, Page 66

National Telecommunications Agency

DECISION No. 336, JUNE 19, 2018

Proceeding No. 53500.0105952018-74

Appellant / Concerned Party: OI S.A., TELEMAR NORTE LESTE S.A., OI MÓVEL S.A.

CNPJ/MF (Corporate Taxpayer Registration) No. 33.000.118/0001-79 and No. 05.423.963/0001-11

Reporting-Commissioner: Emmanoel Campelo de Souza Pereira

Forum of Deliberation: Deliberative Circuit No. 99, JUNE 12, 2018

SUMMARY

SUPERINTENDENCE OF COMPETITION. STFC. SCM. SMP. SEAC. JUDICIAL REORGANIZATION PLAN. PRIOR CONSENT FOR GIVING EFFECT TO THE BOND RESTRUCTURING. INCREASE IN SHARE CAPITAL. TIMELY SUBMISSION. NEED FOR PRIOR CONSENT FOR GIVING EFFECT TO THE TERMS OF OFFICE OF THE NEW MEMBERS OF THE BOARD OF DIRECTORS. DETERMINATION FOR THE TERMS OF OFFICE OF THE NEW MEMBERS OF THE BOARD OF DIRECTORS. DETERMINATIONS FOR OI S.A. DETERMINATION FOR UNINCORPORATED JOINT VENTURE (Sociedade em Conta de Participação – SCP). INEXISTENCE OF REGULATORY AND COMPETITIVE BARRIERS. APPROVAL. GIVE NOTICE.

1.  Request for prior consent to give effect to the bond restructuring, which includes the restructuring and payment of the Unsecured Bondholders’ Credits, under the terms of Clause 4.3.3.2 and the following of the Consolidated Judicial Reorganization Plan (Plano de Recuperação Judicial - PRJ), with the consequent implementation of OI S.A’s share capital increase.

2.  Prior timely submission to the Agency, in terms of item XXI of Clause 16.1 of the STFC Concession Contract, by Local and Long Distance Services.

3. The effectiviness of the terms of office of the members of the new Board of Directors, elected by OI S.A.’s Temporary Board of Directors and ratified by the General Shareholders Meeting, which was called by the temporary board exclusively for this purpose, requires submission of a new request for prior consent from Anatel.

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4. Determination that the terms of office of the members of the New Board of Directors of OI S.A. include information that the exercise of management powers associated with the position will be impeded until Anatel examines the requested for prior consent to give effect to the terms of office of the new members.

5. Determination that OI S.A. presents to ANATEL its shareholding structure resulting from the present Bond Restructuring and the subscribed and paid-in share capital as a result of this operation.

6. Determine that the Superintendence of Competition (Superintendência de Competição - SCP), in the future, when it analyzes prior consents to give effect to term of office of new members of the Board of Directors, it will arrange with OI S.A. information regarding the eventual existence past links between the members of OI S.A.’s Board of Directors and Board of Executive Officers or its representatives.

7. Rulling (Súmula) No. 19, from December 1, 2016, establishes that there is no proof of fiscal regularity, except with regard to Fistel, in prior consents that do not involve a transfer of control or grant, due to lack of legal or regulatory provisions.

8. The Judicial Decision of July 21, 2016 (SEI No. 2269434), in the records of the Judicial Reorganization process of the OI Group, imposes the unenforceability of presenting the debt clearance certificate.

9. The examination of the operation did not demonstrate regulatory or competitive barriers to its approval.

10. By grant of prior consent.

11. Give notice of this decision to the Judgment of the 7th Corporate Court of the Judicial District of the Capital of Rio de Janeiro, by means of petition in the case Proceeding No. 0203711-65.2016.8.19.0001, to the Federal Government’s General Counsel Office, the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários - CVM) and the Ministry of Science, Technology, Innovation and Communications.

RULING

        Having viewed, reported and discussed the record of this case, the members of Anatel’s Executive Council unanimously decide the following, in accordance with Analysis No. 88/2018/SEI/EC (SEI No. 2795935), which is part of the judgement herein:

a)      grant prior consent for the increase in OI S.A.’s capital increase, to be subscribed by Qualified Bondholders Unsecured Creditors, by means of capitalization of the Unsecured Credits of the Qualified Bondholders, as seen within the scope of the Bonds Restructuring, provided for in Clause 4.3.3 and the following from the PRJ of OI S.A; and,

b)      Instruct O.I S.A. that it:

b.1) inform Anatel of the increase in paid-in share capital, within 60 days of its effective date, pursuant to article 39, II, of the SeAC Regulation, approved by Resolution No. 581 of 26 March 26, 2012;

https://sei.anatel.gov.br/sei/modulos/pesquisa/md_pesq_documento_consulta_externa.php?eEPwqk1skrd8hS1k5Z3rN4EVg9uLJqrLYJw_91Nc041. .2/2

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b.2) expressly state, in the terms of office of the members of OI S.A.’s New Board of Directors, information that the exercise of management powers associated with the position will be impeded until Anatel examines the prior consent request for giving effect to the terms of office of the new members, in addition to the determination of Decision No. 3/2017, in item f.1, that any alteration of the Board of Directors of OI S.A. must be submitted previously to Anatel; and,

b.3) Submit to Anatel, at the request of the next prior consent:

                    b.3.1) its composition of shareholders entitled to vote after the completion of the Bond Restructuring operation, highlighting the possible controlling shareholders;

                    b.3.2) its composition of shareholders with voting rights duly updated until the moment of the request for consent, highlighting the possible controlling shareholders; and,

                    b.3.2) the subscribed and paid-up share capital resulting from the operation hereby approved.

The following individuals participated in the deliberation: President Juarez Quadros do Nascimento and Directors Anibal Diniz, Otavio Luiz Rodrigues Junior, Leonardo Euler de Morais and Emmanoel Campelo de Souza Pereira.

Document electronically signed by Juarez Martinho Quadros do Nascimento, President of the Council, on June 13, 2018, at 5:48 p.m., official time of Brasília, pursuant to article 23, item II, of Anatel’s Ordinance No. 912/2017.

The authenticity of this document can be verified at http://www.anatel.gov.br/autenticidade, by informing the verifying code 2839108 and the CRC code AC4E5155.

  Reference: Process No. 53500.010595 /2018-74

https://sei.anatel.gov.br/sei/modulos/pesquisa/md_pesq_documento_consulta_externa.php?eEPwqk1skrd8hS1k5Z3rN4EVg9uLJqrLYJw_91Nc041. .2/2

6/22/2018 3:11 PM [Translation ANATEL No. 336-2018 (ing).docx]